Exhibit 99.1

Cell Therapeutics, Inc.

Making cancer more treatable

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Cell Therapeutics, Inc. Announces Authorization to

Publish Italian Listing Prospectus

January 11, 2008 Seattle—Cell Therapeutics, Inc. (CTI) (NASDAQ and MTAX: CTIC) today announced that the Commissione Nazionale per le Società e la Borsa (“CONSOB”) granted authorization to publish the Italian listing prospectus, according to the procedures set forth by Article 8 and Article 56 of the CONSOB Regulation no. 11971/99, relating to offerings of CTI’s common stock representing more than 10% of the shares of common stock currently outstanding pursuant to the Step-Up Equity Financing Agreement by and between Société Générale and CTI, subject to the inclusion of certain additional information in the prospectus.

Société Générale has agreed to purchase, over a period of time through January 2009, up to €60 million worth of shares of CTI’s common stock. Any shares issued, which are covered under an existing shelf registration, will be purchased by Société Générale, which will sell the shares on the Italian market. Société Générale’s obligation to purchase shares upon request by CTI is subject to the conditions set forth in the agreement with the bank.

Subject to certain conditions, the Step-up Equity Financing Agreement will allow CTI to raise equity finance in one or more tranches. All issuances are at CTI’s election, and CTI is not required to undertake any issuances under the agreement. The total amount of any capital raised will depend on the actual financing needs over the lifetime of the agreement and other considerations and will reflect the market performance and trading volume of CTI shares.

As soon as published, the listing prospectus will be available in hard copy form at CTI’s office in Italy at Via Ariosto, 23, 20091 Bresso (MI) and at the head office of Borsa Italiana S.p.A. at Piazza degli Affari, 6, Milan; and in electronic form on CTI’s web site (www.cticseattle.com).

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.cticseattle.com.

www.cticseattle.com

Page 2 of 2	CTI Announces Authorization to Publish Italian Listing Prospectus

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of such jurisdiction. A prospectus related to shares of CTI common stock, including any subsequently filed prospectus supplement relating to any specific issuance of shares, may be obtained for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in such offering will arrange to send you the prospectus if you request it by contacting CTI at the investor contact address below.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. These forward looking statements include statements regarding CTI’s ability to meet the conditions necessary to raise funds under the step-up equity financing agreement, the conditions to effectiveness of the step-up financing agreement being satisfied, the amount of any eventual proceeds from the step-up equity financing agreement, and the sufficiency of any such funds to meet CTI’s capital requirements. The risks and uncertainties include the risk factors listed or described from time to time in the Company’s filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent filings on Forms 10-K, Form 10-Q and 8-K. Except as may be required by Italian law, CTI assumes no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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Media Contact:

Dan Eramian

T: 206.272.4343

C: 206.854.1200

Susan Callahan

T: 206.272.4472

F: 206.272.4434

E: media@ctiseattle.com

www.cticseattle.com/media.htm

Investors Contact:

Leah Grant

T: 206.282.7100

F: 206.272.4434

E: invest@ctiseattle.com

www.cticseattle.com/investors.htm

www.cticseattle.com